 Exhibit g
Form of Reinsurance Contract

AUTOMATIC YRT AGREEMENT
between
MML BAY STATE LIFE INSURANCE COMPANY,
C.M. LIFE INSURANCE COMPANY, and
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
(hereinafter called the “Ceding Company”)

and

“-----------“ INSURANCE COMPANY
(hereinafter called the “Reinsurer”)

Effective Date: May -, 200-

“Product Name”

Automatic YRT Agreement

Ceding Company:	MML Bay State Life Insurance Company
of Hartford, Connecticut

C.M. Life Insurance Company
of Hartford, Connecticut, and

Massachusetts Mutual Life Insurance Company
of Springfield, Massachusetts

Reinsurer:	“--------_ Insurance Company
of City, State

Accepted Coverages:	Life insurance on policies written by the Ceding Company on the plans cited in Schedule A –
Accepted Coverages.

Effective Date:	May -, 200-

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes, with respect to its subject, any prior oral or written agreements.

Commencing on the Effective Date, the Reinsurer shall provide reinsurance coverage to the Ceding Company subject to the provisions of this Agreement on the basis stated hereinafter in the attached Articles and Schedules. These Articles and Schedules, or parts thereof may be changed or modified upon written agreement between the Ceding Company and the Reinsurer.

Automatic YRT Agreement
Effective Date: May -, 200-

In witness whereof, this Agreement is hereby executed in good faith by both parties in duplicate:

Signed for MML Bay State Life Insurance Company of Hartford, Connecticut, referred to as the Ceding Company in the Agreement.

By:	Witness:

Date:	Date:

Signed for C.M. Life Insurance Company of Hartford, Connecticut, referred to as the Ceding Company in the Agreement.

By:	Witness:

Date:	Date:

Signed for Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts, referred to as the Ceding Company in the Agreement.

By:	Witness:

Date:	Date:

Signed for "---------------" Insurance Company of City, State, referred to as the Reinsurer in the Agreement.

By:	Witness:

Title:	Title:

Date:	Date:

Automatic YRT Agreement
Effective Date: May ---, 200-

Table of Contents

Article	Title	Page

I	Automatic and Facultative Reinsurance	1
II	Facultative Submission	2
III	Basis of Reinsurance	2
IV	Premiums, Payments and Reports	3
V	Expenses	4
VI	Premium Taxes	4
VII	DAC Tax Election	4
VIII	Experience Refunds	4
IX	Policy Changes	5
X	Increase in Retention	7
XI	Termination of Agreement with Respect to New Reinsurance	7
XII	Claims	8
XIII	Inspection of Records	10
XIV	Errors and Omissions	10
XV	Insolvency	10
XVI	Waivers and Amendments	11
XVII	Severability	12
XVIII	Notice	12
XIX	Arbitration	13
XX	Governing Law	14
XXI	Headings	14
XXII	Parties to Agreement	14
XXIII	Agreement	15
XXIV	Good Faith and Financial Solvency	15

Article I

Automatic and Facultative Reinsurance

A.	The Ceding Company shall automatically cede to the Reinsurer reinsurance of that portion of individual life policies and supplemental benefits as specified in Schedule A – Accepted Coverages, and the Reinsurer shall automatically accept such reinsurance that meet the following requirements:

1.	The individual risk must be underwritten by the Ceding Company in accordance with its standard underwriting practices and guidelines. A copy of the Ceding Company’s current underwriting guidelines is attached as Schedule G – Underwriting Guidelines. Risks falling into any other special reinsurance or underwriting programs such as Facultative Shopping or Automatic Reinsurance Cession (ARC) will be excluded from this Agreement.

	2.	The mortality rating on each individual risk must not exceed ---%, or its equivalent on a flat extra premium basis.

	3.	The maximum amount of insurance issued and applied for in all companies on each risk must not exceed the Jumbo Limit as specified in Schedule B – Reinsurance Limits.

	4.	On each individual life, the Ceding Company shall retain the amounts of insurance as specified in Schedule B – Reinsurance Limits.
	5.	The maximum amounts of insurance to be automatically reinsured on a life must not exceed the reinsurance limits specified in Schedule B – Reinsurance Limits.

B.	Reinsurance which may not be ceded automatically according to the provisions stated in Paragraph A of this Article, may be submitted to the Reinsurer for facultative consideration as described in Article II – Facultative Submission.

C.	The liability of the Reinsurer for automatically ceded reinsurance shall commence simultaneously with that of the Ceding Company, subject to the provisions of Paragraph E of this Article. The liability of the Reinsurer for reinsurance ceded automatically shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article IV – Premiums, Payments and Reports or Article X – Increase in Retention.

D.	The risk shall not have been submitted on a facultative basis by the Ceding Company to the Reinsurer or other reinsurers within the last -- (---) years.

E.	The Reinsurer shall not be liable for benefits paid under the Ceding Company’s conditional receipt or temporary insurance agreement unless all the conditions for automatic reinsurance coverage are met. The pre-issue liability applies only once on any given life no matter how many receipts were issued or initial premiums were accepted by the Ceding Company. After a policy is issued, no reinsurance benefits are payable under this pre-issue coverage provision. The Reinsurer’s liability under the Ceding Company’s conditional receipt or temporary insurance agreement is limited to the lesser of i. or ii. below:

	i.	The Automatic Binding Limits in Schedule B – Reinsurance Limits.

	ii.	The amount for which the Ceding Company is liable less its retention, less any amount of reinsurance with other reinsurers.

Article II

Facultative Submission

A.	The Ceding Company may submit, on a facultative basis, life insurance risks for plans and eligible policies as set forth in Schedule A –Accepted Coverages, if the requirements for automatic reinsurance are not met, or if the requirements for automatic reinsurance are met but it prefers to apply for facultative reinsurance.

B.	A facultative application shall be made that is in substantial accord with Schedule C – Facultative Submission Form, and shall be accompanied by copies of all the Ceding Company’s pertinent papers relating to the insurability of the risk. The Reinsurer shall give immediate consideration to a facultative application and notify the Ceding Company as soon as possible in writing (via mail, fax, or e-mail) of its underwriting offers.

C.	The Reinsurer shall have no liability on a facultative submission by the Ceding Company until an offer to reinsure has been made by the Reinsurer and accepted in writing (via mail, fax, or e-mail) by the Ceding Company. The Reinsurer’s offer shall expire at the end of ----- (----) days from the date of the Reinsurer’s offer unless an earlier date is specified in the offer, or the date specified in the Reinsurer’s approval to extend their offer, or the date the Reinsurer receives notice from the Ceding Company of the withdrawal of their application, whichever comes first.

D.	The liability of the Reinsurer for reinsurance ceded facultatively shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article IV – Premiums, Payments and Reports or Article X – Increase in Retention.

Article III

Basis of Reinsurance

A.	Life insurance shall be reinsured on a yearly renewable term (YRT) basis for the net amount at risk under the policy reinsured.

B.	For the purpose of this Agreement, except as noted below, the net amount at risk shall be calculated as the face amount of reinsurance less the terminal reserve at the end of each policy year.

C.	The amount at risk may be determined using actual cash values, account values, tabular values, or by other methods agreeable to the Ceding Company and the Reinsurer. Schedule D – Special Net Risk Calculations defines special methods for calculating the net amount at risk different from B of this Article.

Article IV

Premiums, Payments and Reports

A.	Reinsurance premiums shall be paid annually in advance on a policy year basis for each reinsured policy. Such payment for policies with anniversaries in any calendar month shall accompany the monthly statement as provided in this Article. Premiums shall be calculated by applying the premium rates per thousand to the net amount at risk as described in Article III – Basis of Reinsurance. The premium rates per thousand are those specified in Schedule E – Reinsurance Premium Rates. The rates in Schedule E – Reinsurance Premium Rates, shall apply to both automatic and facultative reinsurance.

B.	The Reinsurer may increase the reinsurance premium if the Ceding Company increases its cost of insurance (COI) to its insureds provided that the reinsurance premium increase shall not be proportionately greater than the increase of the Ceding Company’s cost of insurance.

C.	At the end of each reporting period the Ceding Company shall prepare and send to the Reinsurer a statement, in substantial accord with Schedule F – Reinsurance Reports, reporting reinsurance premiums due on each new risk and for renewals of policies whose anniversary date falls within the reporting period. Any premium adjustments and refunds due because of terminations, reinstatements, reissues and other changes during the reporting period shall also be listed. The reporting period is stated in Schedule F – Reinsurance Reports. New reinsurance shall be reported on the report next following the time that the reinsured policy has been reported as delivered and paid for.

D.	The statement shall be furnished to the Reinsurer within --- (---) days after the end of each reporting period and shall be accompanied by payment of any net amount due the Reinsurer as shown on the statement. If any reinsurance premium is not paid within the allotted time, the Reinsurer has the right to terminate its liability on the reinsurance risks on the statement by giving --- (--) days written notice to the Ceding Company. At the close of the ---- (--) day period following the notice, the Reinsurer’s liability shall terminate for the aforementioned risks. Regardless of these terminations, the Ceding Company shall be liable to the Reinsurer for all unpaid reinsurance premiums earned by them. The Ceding Company agrees that it will not force termination under the provisions of the paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

E.	Terminated risks may be reinstated within --- (---) days after the effective date of termination by paying in full all of the unpaid reinsurance premiums for the risks inforce prior to the termination. The Reinsurer shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the date on which the Reinsurer receives all required back premiums.

F.	Late payments shall be subject to a reasonable late payment charge to be determined by the Reinsurer.

G.	The Ceding Company or the Reinsurer may exercise at any time the right to offset any debts or credits, liquidated or unliquidated, whether on account of premiums or otherwise, due from either party and their affiliates to the other under this Agreement.

Article V

Expenses

The Ceding Company shall pay the expenses of all medical examinations, inspection fees, and other charges incurred in connection with the issuance of the insurance.

Article VI

Premium Taxes

The Reinsurer shall not reimburse the Ceding Company for any premium taxes.

Article VII

DAC Tax Election

The Ceding Company and the Reinsurer make an election pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended, and agree to the terms stipulated in Schedule H – DAC Tax Schedule.

Article VIII

Experience Refunds

Reinsurance under this agreement shall not be eligible for an experience refund.

Article IX

Policy Changes

A.	The Ceding Company shall notify the Reinsurer of all policy terminations and changes that affect the reinsurance. Unearned reinsurance premiums on such terminations or changes shall be refunded.

B.	If any portion of the Ceding Company’s insurance risk is terminated, the reinsurance shall be reduced by a proportionate amount. If there are other reinsurers, each one shall share in the reduction according to its proportion of the total reinsurance.

C.	If a policy reinsured under this Agreement lapses to extended term or paid-up insurance, the Reinsurer shall share in an adjustment in the amount of reinsurance on the policy in the same proportion as the reinsurance amount had to the insurance amount immediately prior to the policy lapsing.

D.	If a portion of the insurance issued by the Ceding Company on a life reinsured hereunder is terminated, reinsurance on that life hereunder shall be reduced so as to restore, as far as possible, the retention level of the reinsured on the risk, provided, however, that the reinsured shall not assume on any policy being adjusted as provided in this Article an amount of insurance in excess of the greater of (1) its retention limit at the time of issue of that policy, and (2) the retention limit of that policy as already adjusted by the provisions of Article X – Increase in Retention. The reduction in reinsurance shall first be applied to the reinsurance, if any, of the specific policy under which insurance terminated. The reinsurance of the Reinsurer shall be reduced by an amount which is in the same proportion of the amount of reduction so applied as the reinsurance of the Reinsurer bore to the total reinsurance of the policy. The balance, if any, of the reduction shall be applied to reinsurance of other policies on the life, the further reduction, if any, in the reinsurance of the Reinsurer again being determined on a proportional basis and shall be applied to policies in chronological order according to original policy dates.

E.	Reinsurance shall be terminated on any policy where the net amount at risk reinsured is less than $--, as rounded to the nearest dollar.

F.	Reinsurance shall be reinstated automatically if the original insurance is reinstated according to the policy provisions and rules of the Ceding Company. The Ceding Company shall pay all back reinsurance premiums to the Reinsurer in the same manner as it received insurance premiums under the reinstated policy.

G.	Term renewals, term conversions or other contractual or non-contractual replacements or any such changes in the insurance reinsured under this Agreement, shall, for the purposes of this Agreement, be categorized as a conversion or an exchange.

1.	Conversions

The term “conversion” shall be defined as 1) the change of a term product or permanent product into a permanent product without underwriting at the time the change occurs or 2) the change of a term product into another term product without underwriting at the time the change occurs.

	a.	Straight Conversions
Conversions that are not increased in face amount at the time of conversion shall continue to be reinsured under this Agreement, provided they satisfy the rules and provisions of this Agreement. Such conversions shall be considered continuations of the original insurance and the reinsurance shall be continued using point-in-scale premiums without change to the reinsurance premium rate basis.

	b.	Conversions with Increases
Conversions that are increased in face amount at the time of conversion shall continue to be reinsured under this Agreement provided, however, that the increase in face amount shall not be reinsured under this Agreement.

2.	Exchanges

The term “exchange” shall be defined as 1) the change of a term product into another term product with new underwriting at the time the change occurs, or 2) the change of a permanent product into a permanent product with new underwriting at the time the change occurs.

Exchanges shall not be reinsured under this Agreement.

H.	Unearned reinsurance premiums on terminations or changes shall be refunded to the Ceding Company. The premium payable to the Reinsurer or premium refunds due to the Ceding Company shall be based on the exact number of days of effective insurance coverage upon termination or other change.

I.	If the policy continues inforce without payment of premium during any days of grace pending its surrender, whether such continuance be as a result of a policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Ceding Company’s risk terminates.

Article X

Increase in Retention

A.	The Ceding Company may increase its limit of retention and may elect, subject to the provisions of this Article, to continue the reinsurance inforce under this Agreement without change, or to reduce all eligible reinsurance inforce under this Agreement as set forth below. The increased limit of retention shall be effective with respect to reinsurance which is placed in effect on or after the effective date of the increase subsequent to the Ceding Company providing written notice to the Reinsurer of such increase and of its election to either continue or reduce reinsurance on inforce business.

B.	No business will be eligible for reduction under this Article unless the Ceding Company kept its maximum retention as set forth in the retention schedule in effect at the time the insurance was issued. The amounts recaptured shall be sufficient to increase the Ceding Company’s retention to the new limits. If there are other reinsurers, the reduction on each risk shall be divided according to each reinsurer’s portion of the total reinsurance on the risk. If the reinsurance is reduced on any risk, similar reductions shall be made on all risks eligible for recapture. The effective date of the reduction in reinsurance on a policy eligible for such reduction shall be the latter of the first policy anniversary following the notice to recapture and the --- policy anniversary.

The retention limits of the Ceding Company as of the effective date of this Agreement are shown in Schedule I – Retention Limits.

Article XI

Termination of Agreement with Respect to New Reinsurance

A.	This Agreement may be terminated with respect to new reinsurance by either party giving written notice to the other at least --- (---) days prior to the date such termination shall become effective, except as specified in Article IV – Premiums, Payments and Reports, and Article IX – Policy Changes.

B.	The termination shall become effective on the date specified in the written notice, but not less than ---- (----) days after written notice is given.

C.	The Ceding Company shall continue to submit, and the Reinsurer shall continue to accept business under the provisions of this Agreement, during the period between the date of written notice and the effective date of termination.

D.	The provisions of this Agreement shall continue to apply after the effective date of termination to all reinsurance that is inforce under this Agreement on the effective date of termination.

E.	Either party may terminate this Agreement immediately for the acceptance of new reinsurance if the other party materially breaches this Agreement or becomes insolvent.

Article XII

Claims

A.	If there is a claim for death benefits on a reinsured risk, hereunder, the Ceding Company will send to the Reinsurer copies of the proofs of claim, and any other information the Ceding Company may possess pertinent to the claim that the Reinsurer may request. No acceleration or estimation of death claims on living individuals is permitted, will not be due, owing or payable, nor form the basis of any claim against Reinsurer whatsoever.

B.	The Reinsurer upon receipt of the claim papers shall make payment in settlement of the reinsurance under a claim approved and paid by the Ceding Company for a reinsured risk hereunder. The settlement made by the Ceding Company shall be unconditionally binding upon the Reinsurer whether or not the claim payment is made under the strict policy conditions or compromised for a lesser amount.

C.	If a claim is contestable and any reinsurer’s share is greater than $--------, the Reinsurer shall be consulted before admission or acknowledgement of the liability is made by the Ceding Company. However, such consultation shall not impair the Ceding Company’s freedom to determine the proper action on the claim and the settlement made by the Ceding Company shall still be unconditionally binding on the Reinsurer except that the Reinsurer may decline to be party to the contest, compromise, or litigation involved on a claim, in which case it shall pay the full amount of its share of the claim to the Ceding Company. In such case, the Reinsurer shall not share in any expense involved in such contest, compromise, or litigation, nor in any reduction in claim resulting therefrom.

The Lead Reinsurer for Contestable Claims will be ------------------------------------------ . If a claim is contestable and every reinsurer’s share is equal to or less than $ ------, the Lead Reinsurer for Contestable Claims will represent all the reinsurers in the pool and will have primary responsibility for reviewing the claim files regarding contestable claims. The Ceding Company will consult with the Lead Reinsurer for Contestable Claims before admission or acknowledgement of liability is made. Any recommendation or action taken by the Lead Reinsurer for Contestable Claims, arrived at or taken either independently or in consultation with other reinsurers, shall be binding on the remaining reinsurers. Such consultation by either the Lead Reinsurer for Contestable Claims or other reinsurers in the pool shall not impair the Ceding Company’s freedom to determine the proper action on the claim and the settlement made by the Ceding Company shall still be unconditionally binding on the reinsurers. If a claim is contested or denied, the Ceding Company will notify all reinsurers and provide the claim file to each reinsurer. The Reinsurer may decline to be a party to the contest, compromise, or litigation involved on a claim, in which case it shall pay the full amount of its share of the claim to the Ceding Company. In such case, the Reinsurer shall not share in any expense involved in such contest, compromise, or litigation, or in any reduction in claim resulting therefrom.

D.	Unless it has previously released its liability, the Reinsurer shall share in the expense of any contest or compromise of a claim in the same proportion that the net amount at risk reinsured with the Reinsurer bears to the total net amount at risk of the Ceding Company under all policies on that life being contested or compromised by the Ceding Company and shall share in the total amount of any reduction in liability in the same proportion. Routine expenses incurred in the normal settlement of uncontested claim, compensation of salaried officers and employees of the Ceding Company and any possible extra-contractual damages shall not be considered claim expenses. Expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Ceding Company admits are payable are not a claim expense under this Agreement.

E.	In the event of an increase or reduction in the amount of the Ceding Company’s insurance on any policy reinsured hereunder because of a misstatement of age or sex being established after the death of the insured, the Ceding Company and the Reinsurer shall share in such increase or reduction in proportion to their respective amounts at risk under such policy.

F.	The Reinsurer shall reimburse the Ceding Company for its proportionate share of any interest paid on claims by the Ceding Company for the period preceding the Reinsurer’s payment of its share of the claim. Interest shall be calculated from the date of death to the date of remittance to the beneficiary, or if the claim proceeds go under settlement option, from the date of death to the date of the Reinsurer’s remittance to the Ceding Company. Adjustment to reinsurance premiums in such case will be made without interest.

G.	On claims paid by the Reinsurer if the period of time between when the Ceding Company pays the claim and the Reinsurer reimburses the Ceding Company exceeds thirty (30) days the Ceding Company reserves the right to charge interest (at the prime rate published in the Eastern Edition of the Wall Street Journal on the date the Ceding Company pays the Claim) from the day the Ceding Company paid the claim to the day the Reinsurer reimburses the Ceding Company.

H.	In no event will the Reinsurer participate in extra-contractual damages, such as punitive or compensatory damages, awarded against the Ceding Company as the result of an act, omission, or course of conduct committed by the Ceding Company in connection with the reinsurance under this Agreement. However, for death claim denials, if the Reinsurer was an active party and directed the act, omission or course of conduct of the Ceding Company which resulted in the assessment of extra-contractual damages, the Reinsurer shall share in the payment of these damages in proportion to the reinsurance provided under this Agreement.

Article XIII

Inspection of Records

Upon reasonable notice, and at all reasonable times, the Reinsurer and the Ceding Company each shall have the right to inspect and audit, at the offices of the other, all records and procedures relating to reinsurance under this Agreement.

Article XIV

Errors and Omissions

It is expressly understood and agreed that if an oversight, misunderstanding, or error is made in the administration of this Agreement, or there is any failure to comply with any terms of this Agreement by either the Ceding Company or the Reinsurer that it is not shown to be intentional on the part of either party, both the Ceding Company and the Reinsurer shall be restored to the positions they would have occupied had no such error or oversight occurred. Should it not be possible to restore both parties to such a position, the Ceding Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses.

This provision applies only to oversights, misunderstanding or clerical errors relating to the administration of reinsurance covered by this Agreement. This provision does not apply to the administration of the insurance provided by the Ceding Company with regard to the policies reinsured hereunder.

Article XV

Insolvency

A.	In the event of insolvency of the Ceding Company, the Reinsurer’s liability for claims shall continue to be in accordance with the terms of this Agreement. Payment of reinsurance claims shall be made directly to the liquidator, receiver or statutory successor of the Ceding Company without diminution because of the insolvency of the Ceding Company.

B.	In the event of insolvency of the Ceding Company, the liquidator, receiver or statutory successor shall give the Reinsurer written notice of any pending claim and the Reinsurer may, at its own expense, investigate the claim and interpose any defense which it deems available to the Ceding Company or its liquidator, receiver or statutory successor. If the Ceding Company benefits from the defense undertaken by the Reinsurer, an equitable share of the expenses incurred by the Reinsurer shall be chargeable to the Ceding Company as a part of the expense of liquidation.

C.	In the event of insolvency of the Reinsurer, the Ceding Company may, at its option, terminate reinsurance under this Agreement as of the date concurrent with or subsequent to the event of insolvency. Written notice of such termination and the date shall be given to the Reinsurer by the Ceding Company. For the purpose of this Agreement, the Ceding Company or Reinsurer shall be considered insolvent when it:

1.	As the result of a liquidation or similar proceeding, applies for or consents to the appointment of a receiver, trustee, or liquidator of its properties or assets; or

2.	Is adjudicated as bankrupt or insolvent; or

3.	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors, or utilizes any bankruptcy, dissolution, liquidation, or similar law or statute; or

4.	Becomes the subject of an order to rehabilitate or to liquidate as defined by the insurance code of the jurisdiction of domicile of the Ceding Company or Reinsurer, as appropriate.

D.	Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either the Reinsurer or the Ceding Company with respect to this Agreement or with respect to any other claim of one party against the other are considered mutual debts or credits, and shall be offset, and only the balance shall be allowed or paid.

Article XVI

Waivers and Amendments

Any term or condition of this Agreement may be waived at any time by the party that is entitled to its benefit. Such a waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. The waiver of any party of any breach of any provision of this Agreement or the failure of either party at any time to enforce any right or remedy available to it under this Agreement, with respect to any breach or failure by the party, shall not be considered to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. This Agreement may be modified or amended only by a writing duly executed by the party to be bound.

Article XVII

Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by illegal, invalid or unenforceable provisions or by its severance from this Agreement.

Article XVIII

Notice

Any notice and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) mailed by United States registered or certified mail, return receipt requested, or mailed by overnight express mail, (ii) sent by facsimile transmission, followed by confirmation mailed by first class mail or overnight express mail, or (iii) delivered in person to the parties at the following addresses:

If to the Ceding Company:

MML Bay State Life Insurance Company
140 Garden Street
Hartford, CT 06154
Attention: Reinsurance Officer

C.M. Life Insurance Company
140 Garden Street
Hartford, CT 06154
Attention: Reinsurance Officer

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
Attention: Reinsurance Officer

If to the Reinsurer:

Attention: Reinsurance Officer

Either party may change the names or addresses where notice is given by providing notice to the other party of such change in accordance with this Section.

Article XIX

Arbitration

A.	To initiate arbitration, either party shall notify the other party by Certified Mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within --- (--) days of its receipt. At that time, the responding party shall state any additional dispute(s) it may have regarding the subject of the arbitration.

B.	Any interpretation of this Agreement shall be based on business practices and equity rather than strict law.
C.	Disagreements between the Ceding Company and the Reinsurer shall be submitted to three arbitrators who must be officers of other life insurance or life reinsurance companies: however, these arbitrators shall not be employees or former employees of either party to this Agreement or their affiliates. The Reinsurer and the Ceding Company shall each appoint one arbitrator and the third shall be selected by these two arbitrators. In the event that either contracting company should fail to choose an arbitrator within --- (--) days after the other contracting company has given notice of its arbitrator appointment, that contracting company may choose two arbitrators who shall, in turn, choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within --- (--) days following their appointment, each arbitrator shall nominate three candidates within ---(--) days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

D.	Once chosen, the three arbitrators shall have the authority to decide all the substantive and procedural issues by a majority vote. The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. Issues shall be decided by a majority of the votes of the arbitrators and there can be no appeal from their written decision. Either party may reduce the decision to judgment before any court of competent jurisdiction.

E.	Except as dictated by the arbitration panel, each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third party arbitrator.

The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery.

The arbitration panel may, in its own discretion, award attorney’s fees, costs, expert witness fees, expenses and interest, all as it deems appropriate to the prevailing party.

Article XX

Governing Law

This Agreement will be governed by and construed in accordance with the laws of Massachusetts.

Article XXI

Headings

The headings to this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

Article XXII

Parties to Agreement

This Agreement is for indemnity reinsurance solely between the Reinsurer and the Ceding Company. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right nor legal relationship between the Reinsurer and any other person, for example, any insured, policy owner, agent, beneficiary, assignee, or other reinsurer. The Ceding Company agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company. In order to accomplish these ends, the Ceding Company and the Reinsurer will not intentionally disclose the other’s name in company authorized communications to these third parties with regard to the agreements or transactions that are between the Ceding Company and the Reinsurer, unless the Ceding Company or the Reinsurer gives prior approval for use of its name.

The terms of this Agreement are binding upon the parties, their representatives, successors, conservators, liquidators, receivers, statutory successors and assigns. The parties of this Agreement are bound by ongoing and continuing obligations and liabilities under the later of: this Agreement terminates, or the underlying policies are no longer inforce. This Agreement shall not be bifurcated, entirely or partially assigned, or entirely or partially assumed.

This Agreement does not create a legal partnership or joint venture.

Article XXIII

Agreement

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes any prior oral or written agreements with respect to its subject.

Article XXIV

Good Faith and Financial Solvency

This Agreement is entered into in reliance on the utmost good faith of the parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the parties, their representatives, successors, and assigns. This includes a duty of full and fair disclosure of all information respecting the formation and continuation of this contract, the business reinsured, the underwriting and policy issues (rules, practices, and staff), the financial condition of the parties, studies and reports on the business reinsured, the solvency of the parties and any change in ownership or control of the parties.